Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

dated as of March 14,  2012

among

CREATIVE CASINOS OF LOUISIANA, L.L.C.

as the Company

CREATIVE CASINOS, LLC

 as the Member

and

AMERISTAR CASINOS, INC.

as the Buyer

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

EXHIBIT A	CERTAIN DEFINED TERMS

SCHEDULE 1.3(a)(ii)	DIRECTORS AND OFFICERS OF THE COMPANY
SCHEDULE 2.2(b)	CAPITALIZATION
SCHEDULE 2.3(d)	AUTHORITY, APPROVALS, ENFORCEABILITY AND CONSENTS
SCHEDULE 2.5	ABSENCE OF UNDISCLOSED LIABILITIES
SCHEDULE 2.6(b)	ABSENCE OF CERTAIN CHANGES
SCHEDULE 2.7(d)	TAXES
SCHEDULE 2.8(c)	LEGAL MATTERS
SCHEDULE 2.9(b)	REAL PROPERTY
SCHEDULE 2.9(e)	REAL PROPERTY
SCHEDULE 2.9(g)	REAL PROPERTY
SCHEDULE 2.10(b)	INTELLECTUAL PROPERTY
SCHEDULE 2.12(a)	COMPANY AGREEMENTS
SCHEDULE 2.15	TRANSACTIONS WITH INSIDERS
SCHEDULE 2.16	ENVIRONMENTAL MATTERS
SCHEDULE 2.17	BANK ACCOUNTS, AUTHORIZED SIGNATORIES
SCHEDULE 2.19	TITLE TO ASSETS

iii

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This Membership Interests Purchase Agreement dated as of March 14, 2012 (this “Agreement”) is among Ameristar Casinos, Inc., a Nevada corporation (“Buyer”), Creative Casinos of Louisiana, L.L.C., a Louisiana limited liability company (the “Company”), and Creative Casinos, LLC (the “Member”).  Capitalized terms used but not defined herein have the meanings assigned to them on Exhibit A.

WHEREAS, the Company is the holder of the exclusive rights to develop Mojito Pointe, a proposed luxury casino and resort located in Lake Charles, Louisiana (the “Casino”); and

WHEREAS, the Member is the sole owner of 100% of the Company’s issued and outstanding membership interests (the “Membership Interests”); and

WHEREAS, Buyer desires to purchase the Membership Interests from the Member, and the Member desires to sell the Membership Interests to Buyer, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1          Purchase and Sale.

(a)           On the terms and subject to the conditions set forth in this Agreement, the Member shall sell, assign, transfer and deliver the Membership Interests to Buyer free and clear of all Liens (other than restrictions to which Buyer may be subject under applicable securities Laws and Gaming Laws), and Buyer shall accept and purchase the Membership Interests from the Member for an aggregate purchase price equal to the Purchase Price.

(b)           Within five (5) Business Days after the approval by the LGCB of the Construction Extension, Buyer shall pay and deliver to the Member, by wire transfer of immediately available funds in accordance with instructions provided by the Member, an amount equal to $1,000,000 (the “Pre-Closing Deposit”). If the Construction Extension is not approved by the LGCB, Buyer shall have no obligation to pay the Pre-Closing Deposit.  If the Closing occurs, the Pre-Closing Deposit shall be applied towards payment of the Purchase Price. If this Agreement is terminated pursuant to Section 8.1(a)(v), the Member shall, as promptly as practical but in any event within five (5) Business Days of such termination, pay to Buyer the full amount of the Pre-Closing Deposit by wire transfer of immediately available funds in accordance with instructions provided by Buyer.  If this Agreement is terminated for any other reason after payment of the Pre-Closing Deposit, the Member shall be entitled to retain the Pre-Closing Deposit.

(c)                                  As payment for the Membership Interests, Buyer shall at the Closing pay and deliver:

(i)                                     to the Member an amount equal to the Purchase Price (minus (A) the Pre-Closing Deposit and (B) the Escrow Amount) by wire transfer of immediately available funds in accordance with instructions provided by the Member no later than two (2) Business Days prior to the Closing Date; and

(ii)                                  to the Escrow Agent an amount equal to the Escrow Amount by wire transfer of immediately available funds in accordance with instructions set forth in the Escrow Agreement.  The escrowed funds being held by the Escrow Agent shall be held and distributed as provided in this Agreement and the Escrow Agreement.

1.2                               Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place: (a) at the offices of Hughes Hubbard & Reed LLP located at 350 South Grand Avenue, Suite 3600, Los Angeles, CA 90071, at 10:00 a.m., local time, on the fifth Business Day after the conditions to the Closing set forth in this Agreement (other than those conditions that by their terms require the delivery of any documents and funds at the Closing) are satisfied or waived; or (b) at such other time, on such other date and at such other place as may be mutually agreed upon by Buyer and the Member.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

1.3                               Deliveries at the Closing.  In addition to the other requirements set forth herein, at the Closing:

(a)                                 the Member shall cause each of the following to be delivered to Buyer:

(i)                                     a certificate representing the Membership Interests, issued in the name of or endorsed to Buyer, if the Membership Interests are certificated, and a bill of sale to the Membership Interests by Member conveying the Membership Interests to Buyer pursuant to the terms of this Agreement, and any other documents that are necessary to transfer to Buyer good, valid and marketable title to all the Membership Interests free and clear of all Liens;

(ii)                                  instruments evidencing the resignation of the directors and officers of the Company specified on Schedule 1.3(a)(ii);

(iii)                               the certificate called for by Section 6.1, duly executed by an executive officer or manager of the Member;

(iv)                              a certificate duly executed by the Secretary of the Company certifying as to:  (A) the full force and effect of resolutions of its governing body and the Member attached thereto as exhibits evidencing the authority of the Company to consummate the transactions contemplated by the Transaction Documents to which it is a party; and (B) the full force and effect of the articles of organization and operating agreement of the Company attached thereto as exhibits and the absence of any other agreements relating to the governance of the Company;

(v)                                 a certificate duly executed by the Secretary of the Member certifying as to:  (A) the full force and effect of resolutions of its board of directors (or other governing body) and, if required under the limited liability company agreement of the Member, its members attached thereto as exhibits evidencing the authority of the Member to consummate the transactions contemplated by the Transaction Documents to which it is a party; and (B) the full force and effect of the certificate of formation and limited liability company agreement of the Member attached thereto as exhibits;

(vi)                              certificates from appropriate government officials (each dated as of a recent date) certifying as to the good standing of the Company in Louisiana;

(vii)                           certificates from appropriate government officials (each dated as of a recent date) certifying as to the good standing of the Member in Delaware;

(viii)                        the FIRPTA Certificate called for by Section 2.7(h), duly executed by the Member;

(ix)                              the Escrow Agreement, duly executed by the Member;

(x)                                 All books and records of the Company, including the Company’s corporate minute books, if any, and corporate records relating to formation; and

(xi)                              all other instruments and documents reasonably requested by Buyer (not to include title insurance with respect to the Leased Real Property).

(b)                                 Buyer shall cause the Purchase Price (minus the Pre-Closing Deposit) to be delivered as contemplated by Section 1.1( c) and shall cause each of the following to be delivered to the Member:

(i)                                     the certificate called for by Section 7.1, duly executed by Buyer;

(ii)                                  a certificate duly executed by the Secretary or an Assistant Secretary of Buyer certifying as to:  (A) the full force and effect of resolutions of its board of directors attached thereto as exhibits evidencing the authority of Buyer to consummate the transactions contemplated by the Transaction Documents to which it is a party; and (B) the full force and effect of the articles of incorporation and bylaws of Buyer attached thereto as exhibits;

(iii)                               the Escrow Agreement, duly executed by Buyer; and

(iv)                              all other instruments and documents reasonably requested by the Member.

1.4                               Withholding Taxes.  Buyer shall be entitled to deduct and withhold any Taxes required to be withheld by applicable Law from any payments due to the Member at any time pursuant to this Article I; and such amounts shall be treated for all purposes of this Agreement as having been paid to the Member.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

The Company and the Member hereby jointly and severally represent and warrant, as of the date hereof and as of the Closing Date, as follows (it being understood and agreed that the Company shall only be liable for the misrepresentation or breach of any representations and warranties in this Article II if the Closing is not consummated), except as disclosed in the Schedules to this Article II:

2.1                               Organization and Good Standing.

(a)                                 The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the requisite corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted .  The Company is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where qualification as a foreign limited liability company is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect.  Prior to the date of this Agreement, the Member has delivered to Buyer complete and correct copies of the articles of organization and operating agreement of the Company, each as presently in effect.

2.2                               Capitalization.

(a)                                 As of the Closing, the Membership Interests shall constitute all the issued and outstanding shares of the Company’s limited liability company interests.  The Membership Interests have been duly and validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right or of any federal or state securities Law.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any limited liability company interests of the Company or any securities convertible into, or other rights to acquire, any limited liability company interests of the Company (except as may be required by applicable Gaming Laws), (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such limited liability company interests, securities or rights (other than the Company’s operating agreement).  The Company has not created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of limited liability company interests of the Company.  The Company does not have outstanding debt or debt instruments providing for voting rights.  No equity holders of the Company or any other Person is entitled to any preemptive or similar rights to subscribe for limited liability company interests of the Company, except any such rights attaching through the Member’s operating agreement which shall be waived prior to the Closing. The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company.

(b)                                 The Company does not have any Subsidiaries or investments in, or joint venture agreements with, any other Person.

2.3                               Authority, Approvals, Enforceability and Consents.

(a)                                 The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors or other governing body of the Company and no other corporate proceedings on the part of the Company or its members are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby.

(c)                                  This Agreement has been, and the other Transaction Documents to be executed and delivered by the Company at the Closing will, at the Closing, have been, duly executed and delivered by the Company and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)                                 The execution, delivery and performance by the Company and the Member of this Agreement and the other Transaction Documents to be executed and delivered by the Company and the Member and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                                     contravene any provision of the articles of organization or operating agreement of the Company;

(ii)                                  after notice or lapse of time or both, violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any material Contract to which the Company is a party or by which any of its properties or assets are bound or otherwise subject or, except as set forth on Schedule 2.3(d), require any consent or waiver of any party to any such Contract;

(iii)                               result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company;

(iv)                              violate or conflict with any Law applicable to the Company or its respective businesses or properties; or

(v)                                 require any authorization, consent, order, license, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except (i) in connection with the Ground Lease Option and the Development Agreement and (ii) any approvals, licenses or filing of notices required under the Gaming Laws by the LGCB.

2.4                               Financial Statements.  The Member has prior to the execution of this Agreement delivered to Buyer a true and complete copy of:

(a)                                 the audited consolidated balance sheets of the Member as of December 31, 2010 and the related audited consolidated statements of operations, member’s (deficit) equity and cash flows for the period from September 17, 2010 through December 31, 2010, together with the notes thereto (all the foregoing financial statements, including the notes thereto being referred to herein collectively as the “Audited Financial Statements”), and

(b)                                 the Company’s unaudited unconsolidated balance sheet as of February 29, 2012, and the related unaudited unconsolidated statements of operations, member’s (deficit) equity and cash flows for the year ended December 31, 2011 and the two-month period ended February 29, 2012, together with the notes thereto (all the foregoing financial statements in this Section 2.4(b), including the notes thereto being referred to herein collectively as the “Interim Financial Statements”); (all the foregoing financial statements in Sections 2.4(a) and (b), including the notes thereto being referred to herein collectively as the “Creative Financial Statements”).  The Creative Financial Statements are in accordance with the books and records of the Member and the Company and, to the Knowledge of the Member, fairly present in all material respects the financial position, results of operations, member’s (deficit) equity and cash flows of the Company as of the dates and for the periods indicated, in accordance with GAAP consistently applied during such periods (except as may be indicated in the notes to the Creative Financial Statements and except that the notes to the Interim Financial Statements may not be in accordance with GAAP).  The Member acknowledges and agrees that neither the Buyer nor the Company (after the Closing) shall have any liability for Company liabilities, including but not limited to commitments and contingent liabilities under consulting agreements and agreements related to the proposed financing of the Casino, reflected on the Interim Financial Statements other than liabilities specifically assumed by Buyer under Section 5.14, and that the Member shall pay and discharge all other liabilities of the Company reflected on the Interim Financial Statements when due (or prior to or concurrently with the receipt of the Purchase Price proceeds from Buyer at the Closing).

2.5                               Absence of Undisclosed Liabilities.  The Company does not have any obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and to the Knowledge of the Member there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a obligation, liability or commitment, except for (a) obligations, liabilities and commitments reflected or reserved against in the Company’s unaudited unconsolidated balance sheet as of February 29, 2012 (the “Balance Sheet Date”) or disclosed in the notes thereto included in the Interim Financial Statements (the “Company Balance Sheet”), and (b) current liabilities incurred by the Company in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect.  The Member acknowledges and agrees that neither the Buyer nor the Company (after the Closing) shall have any liability for Company liabilities, whether or not disclosed on the Schedules to this Article II, incurred prior to the Closing Date, other than liabilities specifically assumed by Buyer pursuant to Section 5.14 and liabilities arising from actions taken after the date of this Agreement related to the proposed development and construction of the Casino that have been pre-approved by Buyer, and that the Member shall pay and discharge all other liabilities of the Company when due (or prior to or concurrently with the receipt of the Purchase Price proceeds from Buyer at the Closing).

2.6                               Absence of Certain Changes.  Since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course and:

(a)                                 there has been no:

(i)                                     development, change, event or occurrence that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect, except for the need for the Construction Extension; or

(ii)                                  physical damage, destruction or loss in an amount that is material in the aggregate affecting the assets of the Company that is not covered by insurance or has not been remedied within 30 days; and

(b)                                 except as set forth on Schedule 2.6(b), the Company has not, directly or indirectly:

(i)                                     amended or otherwise changed its articles of organization or operating agreement;

(ii)                                  (A) issued, granted or sold any membership interests or any other equity security, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any membership interests or any other equity security, (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii), or (D) made any other changes in its equity capital structure;

(iii)                               declared, set aside or paid any dividend or other distribution (whether in cash, membership interests, property or any combination thereof) in respect of any membership interests or any other equity security, or purchased, redeemed or otherwise acquired, any membership interests or any other equity security;

(iv)                              other than capital expenditures that do not exceed $10,000 individually or $50,000 in the aggregate or appropriations or commitments with respect thereto of no more than $100,000, made any capital expenditures or appropriations or commitments with respect thereto;

(v)                                 created, incurred or assumed any indebtedness for money borrowed or obligations in respect of capital leases;

(vi)                              paid, discharged or satisfied claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) which involve payments or commitments to make payments exceeding $100,000 in the aggregate, other than liabilities or obligations incurred in the Ordinary Course;

(vii)                           assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(viii)                        entered into any transaction or series of related transactions, whether or not in the Ordinary Course, involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $25,000 in the aggregate;

(ix)                              (i) hired or entered into any agreement, contract or arrangement of any kind with any employee, leased employee or independent contractor, (ii) entered into, adopted, contributed to, or become obligated to contribute to, any Benefit Plan or any other employee benefit plan, policy, program, arrangement or agreement of any kind, or (iii) entered into any collective bargaining agreement;

(x)                                 materially changed its accounting methods, principles or practices, except as required by GAAP;

(xi)                              waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect;

(xii)                           mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets;

(xiii)                        sold or transferred any of its assets (including, without limitation, any Intellectual Property), other than the sale of inventory in the Ordinary Course;

(xiv)                       settled any Tax Audit or other proceeding, made or changed any Tax accounting or recording method or election or filed any amended Tax Return; or

(xv)                          authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

2.7                               Taxes.

(a)                                 The Company and the Member have timely filed (or have had filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects.  The Company and the Member have paid, or have made adequate provision in the Company Balance Sheet in accordance with GAAP for the payment of, all material Taxes for all periods (including any portions thereof) ending through the date thereof.  Since the Balance Sheet Date, neither the Company nor the Member has incurred any liability for Taxes outside the Ordinary Course.

(b)                                 There are no liens for Taxes upon any property or assets of the Company, except for Taxes not yet due, for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith.

(c)                                  There are no Federal, state, local or foreign Tax Audits currently pending with regard to any Taxes or Tax Returns of the Company or the Member and, to the Knowledge of the Member, no such Tax Audit is threatened.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or the Member (with respect to the assets or activities of the Company) does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Prior to the date of this Agreement, the Member has delivered or made available to Buyer complete and accurate copies of Tax Returns of the Company (and those portions of the Tax Returns of the Member that relate to the Company) and its predecessors for all open years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any predecessor.

(d)                                 The Company is not a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that shall remain in force after the Closing Date, and the Company shall not have any liability after the Closing Date for Taxes pursuant to any such agreement.

(e)                                  There are no elections with respect to Taxes affecting the Company, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Buyer prior to the date of this Agreement.

(f)                                   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all applicable information reporting requirements.

(g)                                  The Company is, and has been since its formation, an entity disregarded as separate from its owner for federal, state and local Tax purposes, and neither the Company nor any Person on behalf of, or with respect to, the Company has made or filed an election for the Company to be treated as an association taxable as a corporation.  The Company is not liable for the Taxes of any other Person.

(h)                                 The Member is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and at the Closing the Member shall deliver to Buyer a certificate (the “FIRPTA Certificate”) to that effect.

2.8                               Legal Matters.

(a)                                 (i) There is no claim, action, arbitration, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding (collectively, “Claims”) pending against, or, to the Knowledge of the Member, threatened against or affecting, the Company or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority and (ii) the Company is not operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Government Authority, other than the Settlement Agreement and any such Claims and Judgments that, individually or in the aggregate, do not have and would not be reasonably likely to have, a Material Adverse Effect.

(b)                                 The business of the Company is being conducted in all material respects in compliance with all Laws applicable to the Company or any of its business or properties.  Neither the Company nor, to the Knowledge of the Member, any of its officers, key employees or Persons performing management functions similar to officers or partners has received any written claim, demand, notice, complaint, court order or administrative order from any Government Authority under, or relating to, any violation or possible violation of any Gaming Laws related to actions or inactions at the Property which did or would be reasonably likely to result in fines or penalties of $10,000 or more.  To the Knowledge of the Member, there are no facts, which if known to the regulators under the Gaming Laws would be reasonably likely to result in the revocation, limitation or suspension of a material license, finding of suitability, registration, permit or approval related to the Casino under the Gaming Laws.

(c)                                  The Company owns or holds all Permits material to the conduct of its business as presently conducted.  To the Knowledge of the Member, the Company is in all material respects in compliance with all Permits (including the Statement of Conditions) required by all applicable Laws (including any Gaming Laws).  To the Knowledge of the Member, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any Permit held by the Company, except for the need for the Construction Extension.

(d)                                 The Company has not received any written notice asserting any noncompliance in any material respect with any Law or Permit.  To the Knowledge of the Member, there is no Law proposed or under consideration that, if effective, individually or in the aggregate, would have or would be reasonably likely to have, a Material Adverse Effect (except for various proposals made from time to time involving legalization of gaming in Texas).  To the Knowledge of the Member, no governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving the Company or any of its respective properties or rights.

2.9                               Real Property.

(a)                                 The Company does not own any Real Property.

(b)                                 The Real Property underlying the Ground Lease Option (as modified by the Settlement Agreement) is the only Real Property leased by the Company or which the Company has an option to lease (the property underlying the Ground Lease Option is referred to herein as the “Leased Real Property”).

(c)                                  Upon exercise by the Company of the Ground Lease Option the Company will have a good and valid leasehold interest in the Leased Real Property, free and clear of any and all monetary Liens, and, except as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, free and clear of any and all other Liens, except for Permitted Liens.

(d)                                 The Ground Lease Option, the ground lease attached as an exhibit to the Ground Lease Option, and the Settlement Agreement are referred to herein as the “Lease Documents”.  True and correct copies of the Lease Documents have been delivered or made available for review to Buyer.  The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, affecting the use and occupancy of the Leased Real Property other than the Settlement Agreement.  Neither the Company nor, to the Knowledge of the Member, any landlord or other party, is in material default under any Lease Documents, and, to the Knowledge of the Member, no defaults (whether or not subsequently cured) by the Company or any landlord or other party have been alleged thereunder.  The Company has not given or received any written notice of default under any of the Lease Documents.

(e)                                  The Company has not received written notice of, and to the Knowledge of the Member there is not, any action, proceeding or litigation pending (or, to the Knowledge of the Member, overtly contemplated or threatened) (i) (a) to take all or any portion of the Leased Real Property, or any interest therein, by eminent domain, (b) to modify the zoning of, or other governmental rules or restrictions applicable to, the Leased Real Property, or the current use thereof, or (c) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Leased Real Property, which, in each case with respect to the items referenced in clauses (a), (b) and (c) above, would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (ii) otherwise relating to the Leased Real Property or the interests of the Company therein, which would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(f)                                   To the Knowledge of the Member, other than the Lease Documents, there are no options to purchase, options to lease, Contracts, commitments, letters of intent or other obligations outstanding for the sale, exchange, Lien (other than Permitted Liens), lease, sublease or transfer of the Leased Real Property, or any portion thereof or interest therein.

(g)                                  To the Knowledge of the Member, there are no material Contracts with any Government Authority affecting the use, ownership or occupancy of the Leased Real Property, except (i) as listed in Schedule 2.9(g), and (ii) pursuant to the Gaming Approvals issued on or before the date hereof.

(h)                                 The Company has not made or entered into any Contracts to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or grant any Liens (other than Permitted Liens) on the Leased Real Property, or any portion thereof.  To the Knowledge of the Member, the Leased Real Property is not subject to any outstanding purchase options (other than the Ground Lease Option), and no Person has any right or option to acquire or lease, or right of first refusal with respect to, the Company’s interest in the Leased Real Property or any part thereof, except as specifically contemplated by the Settlement Agreement.

(i)                                     To the Knowledge of the Member, the Leased Real Property is not in violation of any applicable Laws and each certificate (including, without limitation, certificate of occupancy), permit or license required as of the date of this Agreement from any Government Authority having jurisdiction over the Leased Real Property has been obtained and is in full force and effect, and, to the Knowledge of the Member, there is no pending threat of modification or cancellation of any of same, except in each case as would not have or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.   To the Knowledge of the Member, there is no violation of any federal, state or municipal law, ordinance, order, regulation or requirement adversely affecting the Leased Real Property issued by any Government Authority, except in each case as would not have or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(j)                                    To the Knowledge of the Member, there are no Contracts or other agreements in effect and which will remain in effect following the Closing relating to the management of the Leased Real Property.

(k)                                 None of the Member, the Company or any of their respective Representatives have any outstanding claims (including, without limitation claims on account of breach of contract, negligence, breach of warranty, or indemnification) against any contractor, subcontractor, engineer, architect or other construction consultant with respect to construction work on the Leased Real Property, and to the Knowledge of the Member there is not any such pending or threatened claims against any contractor, subcontractor, engineer, architect or other construction consultant or any facts which are reasonably likely to give rise to such claims against any contractor, subcontractor, engineer, architect or other construction consultant.

2.10                        Intellectual Property.

(a)                                 To the Knowledge of the Member, no Intellectual Property owned or used by the Company (the Intellectual Property owned or used by the Company, the “Company IP”) infringes upon or misappropriates or violates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party.  To the Knowledge of the Member, none of the Company IP has been the subject of a judicial finding or opinion, nor has the Company received any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property.  The Company has made no payments of filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the Company IP, except that the Company has made such payments with respect to the Trademark “Mojito Pointe.”

(b)                                 To the Knowledge of the Member, The Company owns all right, title and interest in and to the Company IP, or has a valid license to use (if required), each other material item of Intellectual Property currently used by the Company in the business of the Company and is entitled to use any such Company IP or other material Intellectual Property used in the operation of the business of the Company as currently conducted.

(c)                                  There are no claims asserted or threatened by the Company that a Third Party infringes, misappropriates or otherwise violates any of the Company IP.

2.11                        [INTENTIONALLY OMITTED.]

2.12                        Company Agreements.

(a)                                 Schedule 2.12(a) lists as of the date of this Agreement (i) each Company Agreement that is material to the business, assets, liabilities, results of operation, operations, financial condition or prospects of the Company, and (ii) without regard to materiality, each of the following:

(i)                                     any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company;

(ii)                                  any guaranty, direct or indirect, primary or secondary, by the Company of any obligation for borrowings or otherwise, excluding endorsements made for collection in the Ordinary Course;

(iii)                               any Company Agreement made other than in the Ordinary Course;

(iv)                              any Company Agreement providing for the grant of any preferential rights to purchase or lease any of the material assets of the Company;

(v)                                 any Company Agreement providing for any obligation to register any equity interests or other securities of the Company with the Securities and Exchange Commission or otherwise relating to such equity interests or other securities;

(vi)                              any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)                           any Company Agreement that is a collective bargaining agreement with any labor union;

(viii)                        any Company Agreement providing for any lease or similar arrangement for the use by the Company of personal property involving payments of in excess of $25,000 per annum;

(ix)                              any Company Agreement to which any Insider is a party;

(x)                                 any Company Agreement with a term in excess of one year or providing for aggregate payments in excess of $25,000;

(xi)                              any Company Agreement that contains a non-competition provision relating to the business of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) or any other Contract restricting the right of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other party or any third Person “most favored nation” status, except as specifically indicated in the Settlement Agreement.

(xii)                           any Company Agreement that is a partnership, joint venture or similar agreement; and

(xiii)                        any Company Agreement relating to the acquisition or disposition of any business.

(b)                                 Copies of all written Company Agreements referred to on Schedule 2.12(a) have been delivered to Buyer prior to the date of this Agreement, and the Member has prior to the date of this Agreement provided Buyer with accurate and complete written summaries of all such material Company Agreements that are unwritten.

(c)                                  With such exceptions as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect:

(i)                                     all of the Company Agreements are in full force and effect and are valid and binding on and enforceable against the Company in accordance with their terms and, to the Knowledge of the Member, on and against the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law);

(ii)                                  the Company is not, and, to the Knowledge of the Member, no other party to any Company Agreement is, in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement;

(iii)                               the Company has not waived any right under any Company Agreement;

(iv)                              there are no unresolved disputes under any Company Agreement; and

(v)                                 the Company has not given to or received from any other Person any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Company Agreement.

2.13                        Labor Relations.  The Company does not have, and has never had, any employees, leased employees or independent contractors who could be properly characterized as employees under applicable Laws, and has no liability (whether contingent or otherwise) with respect to any current or former employees, leased employees or independent contractors who could be properly characterized as employees under applicable Laws.

2.14                        Employee Benefit Plans.

(a)                                 The Company does not sponsor or maintain, contribute to or have an obligation to contribute to, or have any liability (contingent or otherwise) with respect to, any

Benefit Plans, and the Company has never sponsored or maintained, contributed or had an obligation to contribute to any Benefit Plans.

(b)                                 No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate which could subject the Company, Buyer or any of their respective employees, directly or indirectly (through an indemnification agreement or otherwise), to liability, including without limitation liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

2.15                        Transactions with Insiders.  Other than any such Contracts that will be terminated prior to the Closing with no further payment obligations or liability of the Company, there are no Contracts between the Company, on the one hand, and one or more Insiders, on the other hand, and there are no transactions (including any payments) between the Company, on the one hand, and any Insider, on the other hand (“Insider Transactions”), other than compensation paid in the Ordinary Course.

2.16                        Environmental Matters.

(a)                                 Except as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect:

(i)                                     (A) to the Knowledge of the Member, the Company has complied with and is currently in compliance with the provisions of all applicable Environmental Laws; and (B) to the Knowledge of the Member the Leased Real Property is in compliance with the provisions of all applicable Environmental Laws;

(ii)                                  to the Knowledge of the Member, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape on, in, under, or from the Leased Real Property;

(iii)                               to the Knowledge of the Member, there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on the Leased Real Property.  To the Knowledge of the Member, no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes were previously located, contained, used or stored at or on the Leased Real Property;

(iv)                              to the Knowledge of the Member, there has been no notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any chemical, Hazardous Materials, waste containing any chemical or Hazardous Material at the Leased Real Property, or asbestos; or (B) any actual or potential violation or failure to comply with any Environmental Law with respect to the Leased Real Property;

(v)                                 to the Knowledge of the Member, there has been no notice under any Law reporting a release of a chemical, Hazardous Material, or waste containing any chemical or Hazardous Material into the environment with respect to the Leased Real Property;

(vi)                              to the Knowledge of the Member, there has been no negotiations, agreements or undertakings with any Person relating to any Remedial Action with respect to the Leased Real Property, except for arrangements for wetlands mitigation disclosed to Buyer in writing in connection with the design and development of the Casino;

(vii)                           to the Knowledge of the Member, there are no acts or omissions by the Company that give rise to, or are reasonably likely to give rise to, Losses under Environmental Laws.  To the Knowledge of the Member, there are no facts, events or conditions with respect to the past or present operation of the Leased Real Property that interfere or prevent continued compliance with, or that give rise to any action, suit, claim or proceeding under, or that are reasonably likely to interfere with or prevent continued compliance with, or that are reasonably likely give rise to any action, suit, claim or proceeding under, Environmental Laws; and

(viii)                        to the Knowledge of the Member, there has been no Hazardous Materials generated at the Leased Real Property that have been disposed of or come to rest at any site that has been included in any published federal, state or local priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party.

(b)                                 The Company has made available to Buyer all:  (i) copies of all reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company pertaining to soil, groundwater or geological conditions or the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company, the Member or any environmental consultant engaged by them.

(c)                                  To the Knowledge of the Member, the Leased Real Property is not subject to any Lien securing the costs of any Remedial Action arising under Environmental Laws.

2.17                        Bank Accounts, Authorized Signatories.  Schedule 2.17 sets forth the name of each bank in which the Company has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.  Schedule 2.17 also sets forth the names and titles of all authorized signatories of the Company for each such account and safe deposit box.

2.18                        Brokers.  Other than pursuant to agreements between the Member and, respectively, Jefferies & Company, Inc., Morgan Stanley & Co. Incorporated and Rice, Voelker, LLC to assist the Member and its Affiliates in its pursuit of a potential strategic transaction and the financing commitment letters between the Company and the Member, on the one hand, and Capital One, N.A., Sankaty Advisors, LLC and Highfields Capital Management, LP, or their applicable Affiliates, on the other hand (together the “Engagement and Commitment Letters”), true and complete copies of which have been provided to Buyer, along with any amendments, neither the Member, the Company nor any of their directors, officers or employees has employed any broker or finder, or incurred or will incur an obligation of the Company to pay any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.  All fees and expenses of Jefferies & Company, Inc., Morgan Stanley & Co. Incorporated, Rice, Voelker, LLC, Sankaty Advisors, LLC, Capital One, N.A. and Highfields Capital Management, LP (or their Affiliates) under the Engagement and Commitment Letters will be paid by the Member without recourse in any way to the Company or Buyer.

2.19                        Title to Assets.  Except as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect, the Company has good and marketable title to or valid leasehold or license interests in all of the assets and properties that it purports to own, lease or license (including those assets reflected on the Creative Financial Statements), free and clear of any and all Liens, except Permitted Liens and except for limitations imposed on the use or alteration of the architectural plans for the Casino by intellectual property laws.  Other than the Employment Agreements, the Option Grant Agreements and the Member Retained IP, Schedule 2.19 sets forth a list of all assets which relate to the Casino which are owned by the Member or an Affiliate of the Member other than the Company (the “Affiliate Assets”), which, other than the Employment Agreements, the Option Grant Agreements and the Member Retained IP (which shall remain with the Member), shall be transferred to the Company prior to the Closing, subject to prior approval from Buyer. The assets and properties owned, leased or licensed by the Company and the Affiliate Assets together (i) constitute all of the material assets and properties which are owned, used or held for use by the Company or its Affiliates with respect to the Casino .  No Insider has any right in or to any of the assets and properties which are owned, used or held for use by the Company or its Affiliates with respect to the Casino.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
REGARDING THE MEMBER

The Member hereby represents and warrants, as of the date hereof and as of the Closing Date, as follows:

3.1                               Ownership of Membership Interests; Title.  The Member is the sole owner of record and beneficially of the Membership Interests.  The Member has, and shall transfer to Buyer at the Closing, good, valid and marketable title to the Membership Interests, free and clear of any and all Liens (other than restrictions on the subsequent transfer of the Membership Interests by Buyer imposed under applicable securities Laws or Gaming Laws).

3.2                               Capacity, Enforceability and Consents.

(a)                                 The Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 The Member has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Member and to perform its obligations hereunder and thereunder.

(c)                                  The execution, delivery and performance by the Member of this Agreement and the other Transaction Documents to be executed and delivered by Member and the consummation by the Member of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors or other governing body of the Member and no other corporate proceedings on the part of the Member are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by the Member and the transactions contemplated hereby and thereby.

(d)                                 This Agreement has been, and the other Transaction Documents to be executed and delivered by the Member at the Closing will, at the Closing, have been, duly executed and delivered by the Member and, assuming the due execution and delivery thereof by the other parties, constitute (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law) affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

(e)                                  The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by the Member and the consummation by the Member of the transactions contemplated hereby and thereby does not and will not:

(i)                                     contravene any provisions of the certificate of formation or operating agreement of the Member;

(ii)                                  after notice or lapse of time or both, violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Member is a party to or by which any of the Member’s properties or assets are bound or otherwise subject, or require any consent or waiver of any party to any such Contract that will not have been obtained prior to the Closing;

(iii)                               violate or conflict with any Law applicable to the Member or any of the Member’s Affiliates, businesses or properties (except that prior approval of the Gaming Authorities may be required);

(iv)                              result in the creation or imposition of any Lien on any of the Membership Interests; or

(v)                                 require any authorization, consent, license, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except any approvals, licenses or filing of notices required under the Gaming

Laws by the LGCB and the consent of the District to the amendment of the Ground Lease Option, as contemplated by this Agreement.

3.3                               Legal Matters.  There has been no written notice of any Claim pending against, or, to the Knowledge of the Member, threatened against or affecting, the Member or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of the Member to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Member is a party.

3.4                               Brokers.  Other than pursuant to the Engagement and Commitment Letters, true and complete copies of which have been provided to Buyer, along with any amendments thereto, neither the Member, nor any of its Affiliates, directors, officers or employees has, employed any broker or finder, or incurred or will incur an obligation of the Company to pay any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.  All fees and expenses under the Engagement and Commitment Letters will be paid by the Member.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants, as of the date hereof and as of the Closing Date, as follows:

4.1                               Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2                               Authority, Approvals, Enforceability and Consents.

(a)                                 Buyer has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder.

(b)                                 The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby.

(c)                                  This Agreement has been and the other Transaction Documents to be executed and delivered by Buyer at the Closing will, at the Closing, have been duly executed and delivered by Buyer, and , assuming the due execution and delivery thereof by the other parties, constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)                                 The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not:

(i)                                     contravene any provisions of the articles of incorporation or bylaws of Buyer;

(ii)                                  after notice or lapse of time or both, violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Buyer is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract;

(iii)                               violate or conflict with any Law applicable to Buyer or its business or its properties; or

(iv)                              require any authorization, consent, order, license, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except as required under applicable securities Laws and Gaming Laws.  Buyer has no knowledge of any fact or circumstance concerning Buyer’s suitability that would be reasonably likely to prevent or inhibit obtaining Gaming Approval.

4.3                               Brokers.  Buyer has not, and no director, officer or employee thereof has, employed any broker or finder, and Buyer has not incurred, and will not incur, any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

4.4                               Investment Intent.  Buyer is acquiring the Membership Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or any applicable state securities laws.

ARTICLE V

COVENANTS

5.1                               Access.  Between the date hereof and the Closing Date, the Company will, and the Member will cause the Company to, provide, to Buyer and its Representatives, full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Company (including, upon reasonable notice, full access to the Leased Real Property, to the extent permitted by the landlord and subject to providing reasonable indemnities and liability waivers with respect to Buyer’s activities on the site, for the purpose of conducting environmental assessment thereof, including such soil, groundwater and other sampling and testing as the Buyer may deem necessary, or such other non-environmental assessments that Buyer may deem necessary in its reasonable discretion) and will cause their respective officers to furnish to Buyer and its Representatives any and all financial, technical and operating data in their possession or control and other information pertaining to the businesses and properties of the Company and make available for inspection and copying by Buyer true and complete copies of any documents relating to the foregoing (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide the Member with at least twenty-four (24) hours’ prior written notice of any Inspection; (ii) if the Member so requests, Buyer’s Representatives shall be accompanied by a Representative of the Member; (iii)  Buyer shall not materially interfere with the operation of the business conducted at the Leased Real Property; and (iv) Buyer shall, at its sole cost and expense, promptly repair any physical damage to the Leased Real Property or any other property owned by a Person other than Buyer arising from or caused by Inspection, and restore the Leased Real Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless the Member and its Affiliates from and against any personal injury or physical property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom.  Buyer will hold and cause its Representatives to hold any such information furnished to it by the Member which is nonpublic in confidence in accordance with the confidentiality agreement dated February 3, 2012 between the Member and Buyer (the “Confidentiality Agreement”); provided, however, that subsequent to the Closing Date, the terms of the Confidentiality Agreement shall survive only with respect to Confidential Information (as defined in the Confidentiality Agreement) provided with respect to the Member or its Affiliates, other than the Company, and that after the Closing Date, the Confidentiality Agreement shall no longer apply to any Confidential Information provided in respect of any other matters.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

5.2                               Announcements.  The Member and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with the other party hereto before issuing, provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including without limitation regulations of the NASDAQ stock market, the Securities Act, the Exchange Act and any Gaming Laws).  The commenting party shall provide any such comments in a timely manner such that the party issuing such press release or other public statement shall have a commercially reasonable period of time to respond to such comments prior to any deadline imposed by such applicable Law in respect of such press release or other public statement.  Notwithstanding anything to the contrary herein, Buyer, the Member or any of their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements as approved under this Section and do not reveal material non-public information regarding Buyer or the Member or any of their respective Affiliates.

5.3                               Conduct of Business of the Company Prior to the Closing.  During the period from the date of this Agreement to the Closing, the Company shall (and the Member shall cause the Company to):  (v) use reasonable best efforts, subject to Section 5.14, to (A) prevent expiration of the Ground Lease Option, including by exercising any extension options as currently permitted under the Ground Lease Option and (B) amend the Ground Lease Option to remove any conditions to the Company’s ability to exercise its rights to extend the term of the Ground Lease Option through September 22, 2012 and to accommodate the Proposed Development Changes (in each case subject to prior approval of Buyer); (w) use reasonable best efforts to obtain the Construction Extension and the amendment of the Development Agreement to accommodate the Proposed Development Changes; (x) operate its business only in the Ordinary Course and in compliance with all Laws; (y) preserve its business organization intact; and (z) preserve for itself (including following the Closing) the goodwill of those with whom it has a business relationship.  The Member and the Company hereby acknowledge that for purposes of this Section 5.3, any activities related to the proposed development and construction of the Casino shall not be considered “Ordinary Course” activities and shall require the prior consent of Buyer.  Without limitation of the foregoing, except as contemplated by this Agreement or as required by the Statement of Conditions or the Ground Lease Option, the Company shall not (and the Member shall not cause, suffer or permit the Company to),without the prior consent of Buyer, directly or indirectly:

(a)                                  amend or otherwise change its articles of organization or operating agreement, except as permitted in accordance with Section 5.15;

(b)                                 (i) issue, grant or sell any membership interests, (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any membership interests, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this paragraph (b), or (iv) make any other changes in its equity capital structure;

(c)                                  declare, set aside or pay any dividend or other distribution in respect of any of its membership interests, or purchase, redeem or otherwise acquire, any of its membership interests;

(d)                                 other than capital expenditures that do not exceed $10,000 individually or $50,000 in the aggregate or appropriations or commitments with respect thereto of no more than $100,000, make any capital expenditures or appropriations or commitments with respect thereto, except for existing commitments under the Ground Lease Option, the Statement of Conditions or the Development Agreement;

(e)                                  create, incur or assume any indebtedness for money borrowed or obligations in respect of capital leases;

(f)                                    assume, endorse, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(g)                                 (i) hire or enter into any agreement, contract or arrangement of any kind with any employee, leased employee or independent contractor, (ii) enter into, adopt, contribute to or become obligated to contribute to, any Benefit Plan or any other employee benefit plan, policy, program, arrangement or agreement of any kind, or (iii) enter into any collective bargaining agreement;

(h)                                 materially change its accounting methods, principles or practices, except as required by GAAP;

(i)                                     terminate, amend, modify or waive any material rights or exercise an extension or renewal option under any Company Agreement, other than as necessary to extend the term of the Ground Lease Option and as necessary to extend the Henning Lease Option (as hereinafter defined).

(j)                                     mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its assets;

(k)                                  sell or transfer any asset, other than in the Ordinary Course;

(l)                                     enter into a transaction with an Insider or make any payment to, or receive any payment from, an Insider, except as contemplated herein to implement the terms of this Agreement;

(m)                               other than in the Ordinary Course, settle any Claim involving money damages or waive or release any material rights or claims;

(n)                                 settle any Tax Audit or other proceeding, make or change any Tax accounting or recording method or election or file any amended Tax Return;

(o)                                 terminate, amend, modify or waive any material terms of the Statement of Conditions, except as specifically contemplated by this Agreement; or

(p)                                 authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

5.4                                 Further Assurances.  Each party hereto (Buyer, on the one hand, and the Company and the Member, jointly and severally, on the other hand) covenants from the date of this Agreement to the Closing Date (and subject to the other terms and conditions of this Agreement):

(a)                                  to cooperate with the other parties and to take such actions as may be necessary, in each case, as promptly as practical in (i) determining whether notices, declarations, registrations and filings are required to be made with or consents required to be obtained from any Third Party or Government Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and in making or causing to be made any such notices, declarations, registrations and filings promptly (including filings under the Gaming Laws), and (ii) furnishing the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions;

(b)                                 to keep the other parties hereto informed in all material respects of any material communications received by such party from, or given by such party to, any Government Authority and to consult with the other parties hereto in advance of any meeting or conference with any Government Authority;

(c)                                  to use reasonable best efforts and cooperate with the other parties hereto to obtain all consents required from Third Parties, whose consent or approval is required pursuant to any Company Agreement or otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that Buyer will have no obligation to give any guarantee or other consideration of any nature in connection with any such required consents or to consent to any change in the terms of any Company Agreement; and

(d)                                 without limiting the specific obligations of any party under this Agreement, to use reasonable best efforts to take all action and do all things necessary in order to promptly consummate the transactions contemplated hereby and the other Transaction Documents, including satisfaction, but not waiver, of the conditions precedent set forth in Articles VI and VII. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Buyer or any of its Affiliates to, and in no event shall any representation, warranty or covenant of Buyer contained in this Agreement be breached or deemed breached as a result of the failure of Buyer to, take any of the following actions: (i) agree to or otherwise become subject to any limitations on (A) the right of Buyer effectively to control or operate its business (including the business of the Company after the Closing) or assets (including the assets of the Company after the Closing)(except for commitments under the Statement of Conditions and the Development Agreement, including any such restrictions related to hiring or use of local, minority and female employees or contractors), (B) the right of Buyer to acquire the Membership Interests, or (C) the right of Buyer to exercise full rights of ownership of its business (including the business of the Casino after the Closing) or assets (including the assets of the Company after the Closing), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer or any of its Affiliates or the business of the Casino or any of the assets of the Company after the Closing, or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law.

5.5                                 Additional Agreements; Notification of Certain Matters.

(a)                                  Between the date hereof and the Closing, the Company and the Member will:  (i) perform all acts to be performed by them pursuant to this Agreement and the other Transaction Documents contemplated hereby to be executed and delivered by such Person, (ii) refrain from taking or omitting to take any action that would violate any of their representations, warranties or covenants contained in this Agreement or render any of them inaccurate or untrue as of the date of this Agreement or the Closing Date or that in any way could reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby, and (iii) not take or omit to take any action that, if taken or omitted prior to the date of this Agreement, would constitute a breach of any representation or warranty of the Company or the Member contained in this Agreement.

(b)                                 Between the date hereof and the Closing, the Company and the Member will confer on a regular and frequent basis with one or more designated representatives of Buyer to report operational matters and to report the general status of ongoing operations.  Without limiting the foregoing, the Company and the Member will give prompt notice in writing to Buyer of: (i) any information that indicates that any of their representations and warranties contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing Date, (ii) any event that, individually or in the aggregate, would have or would be reasonably likely to have, a Material Adverse Effect, (iii) the occurrence of any event or the existence of any circumstance which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article VI hereof, (iv) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (v) any notice of, or other communication relating to, any default under or breach of, or event which, with notice or lapse of time or both, would become a default under or breach of, any material Company Agreement , (vi) any emergency or change in the operation of the properties of the Company, and (vii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any property of the Company, and, in the case of any event contemplated by clauses (i)-(vii), will keep Buyer fully informed of such event and permit Buyer’s Representatives access to all materials prepared in connection therewith (subject, in the case of clause (vii), to any applicable confidentiality obligations).  The Member shall give prompt notice to Buyer of any notice or other communication from any third Person asserting any right, title or interest in any of the Membership Interests (including any threat to commence, or notice of the commencement of, any action or other proceeding with respect to the Membership Interests) or the occurrence of any other event of which the Member has Knowledge which will result, or has a reasonable prospect of resulting, in any failure to consummate the sale of the Membership Interests as contemplated hereby.  The notices provided to Buyer pursuant to this Section 5.5(b) shall not in any way be deemed to amend or supplement this Agreement or the Schedules delivered by the Company or the Member on the date hereof (which shall for purposes of this Agreement be deemed to be the same on the Closing Date as on the date hereof), or limit in any way the indemnification obligations of the Company or the Member with respect to the matters disclosed or information provided.

5.6                                 Assurance by the Member.  The Member shall cause the Company to comply with its covenants set forth in this Agreement.

5.7                                 Negotiations.  From the date of this Agreement until the termination of this Agreement in accordance with its terms, the Member and the Company each agrees that it will not, and will not permit or cause any of its Affiliates, officers, managers, members, directors, employees, investment bankers, consultants, representatives, advisors and other agents, to directly or indirectly (i) sell or otherwise transfer any equity interests in the Company or the Member (in the case of the Member, to the extent that such transfer would result in Daniel R. Lee failing to maintain majority ownership and control of the Member) or a significant portion of the assets of the Company or the Member or enter into any agreement to sell or otherwise transfer such an equity interest or significant portion of assets, (ii) take any action to solicit, initiate, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or any significant part of the Company or the Member or any of their assets, whether by merger, sale of equity interests, sale of assets, recapitalization or otherwise (each, an “Acquisition Proposal”), (iii) disclose or provide any nonpublic information relating to the Company or the Member (including this Agreement) in connection with an Acquisition Proposal, (iv) afford access to a transaction data room, the properties, books or records of the Company or the Member to any third party that has made or is contemplating any Acquisition Proposal or (v) otherwise cooperate with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Buyer or its Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal.  The Company and the Member shall and shall cause their respective agents to promptly cease and cause to be terminated all discussions and negotiations, if any, which have taken place prior to the date hereof with respect to any Acquisition Proposal.  Notwithstanding the foregoing, the Member shall notify Buyer in writing not later than 24 hours after receipt or notice of any effort, attempt or proposal by any person (other than Buyer or its Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal.  Such written notification shall disclose to Buyer the identity of such person.

5.8                                 Taxes.

(a)                                  To the extent applicable, all personal property Taxes, real property Taxes and similar ad valorem obligations (“Property Taxes”) levied with respect to the assets of the Company for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Member, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”).  The Member shall be liable for and shall indemnify and hold Buyer harmless against, the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Buyer shall be responsible for preparing and filing all such periodic non-income Tax Returns (“Property Tax Returns”) required to be filed after the Closing Date.  With respect to any such Property Tax Return that relates to a taxable period that begins before the Closing Date and ends after the Closing Date, Buyer shall provide the Member with a copy of such completed Property Tax Return and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Property Tax shown on such Property Tax Return that is allocable to the Member pursuant to this Section 5.8(a) at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Property Tax Return, and the Member shall have the right to review and approve (such approval not be unreasonably withheld or delayed) such Property Tax Return and statement prior to the filing of such Property Tax Return.  Buyer and the Member agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Property Tax Return and statement.  Each of the Member, on the one hand, and Buyer, on the other hand, shall provide reimbursement to the other party as necessary to give effect to this Section 5.8(a).  If no Property Taxes are levied with respect to the assets of the Company, this Section 5.8(a) shall have no effect.

(b)                                 Buyer, on the one hand, and the Member, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and the assets of the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that, other than pursuant to Section 5.8(a), neither Buyer nor the Member shall be required to disclose any Tax Returns to any Person.  Any expenses incurred in furnishing such information or assistance pursuant to this Section 5.8 (b) shall be borne by the Party requesting it.

(c)                                  The Member, on the one hand, and Buyer, on the other hand, shall each pay when due one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Membership Interests (including, without limitation, any such Taxes imposed as a result of any deemed sale of the assets of the Company).

5.9                                 Affiliate Assets.  Prior to the Closing, and subject in each case to prior approval by Buyer, the Member shall cause each of the Affiliate Assets other than the Employment Agreements, the Option Grant Agreements and the Member Retained IP (including the ABMB Agreement, the Lake Charles Lease and any other Contracts relating to the Casino to which the Member, but not the Company, is a party, but excluding the Las Vegas Lease) to be transferred to the Company pursuant to one or more instruments in form and substance reasonably satisfactory to Buyer, including, to the extent necessary, any rights granted to the Member pursuant to the Proces Verbal and Resolution adopted by the Calcasieu Parish Police Jury on May 19, 2011.

5.10                           Five-Acre Parcel.  To the extent Buyer decides within twenty-four months of the Opening to permit a Third Party to use a five-acre parcel along the east side of the Casino entrance road and immediately adjacent to the proposed Casino parking lot for the development of a non-casino hotel, Buyer agrees to inform the Member of such decision to provide the Member a good faith opportunity to participate in the process whereby Buyer grants such rights to operate such a non-casino hotel on such five-acre parcel. After such twenty-four month period Buyer shall have no obligation to inform the Member of any decision to allow a Third Party to develop such five-acre parcel or to allow the Member to participate in any related process.

5.11                           Road Permits.  The Company and the Member agree that prior to the Closing they will cooperate and work together with Buyer in good faith to pursue all Permits necessary for the construction of an additional ingress and egress road to and from the Casino from Interstate 210; provided, however, the parties acknowledge that such Permits are unlikely to be issued prior to the Closing.

5.12                           Employment Agreements.  Notwithstanding the terms of this Agreement, the Confidentiality Agreement, any Employment Agreement or any other agreement between the Member and any Specified Member Employee, Buyer shall have the right, but not the obligation, to contact any Specified Member Employee to discuss potential employment of such Specified Member Employee.  At the request of such Specified Member Employee prior to the Closing (and subject to such employee providing the Member with appropriate releases), the Member shall terminate the employment of such Specified Member Employee and their related

Employment Agreements, effective as of the Closing Date, and such termination shall be done such that there are no restrictions on the ability of Buyer or the Company to hire or employ in any manner any such Specified Member Employee after the Closing Date; it being understood and agreed that Buyer and the Company shall have no obligation to employ any of the Specified Member Employees and the acceptance of any such offer of employment by any of the Specified Member Employees shall not be a condition to Buyer’s obligations under this Agreement.  The Member shall retain, and shall indemnify and hold harmless, Buyer and the Company from and against, any and all liabilities and losses arising out of, or relating to, the Employment Agreements and Option Grant Agreements and the employment and termination of employment of any employees by the Member.

5.13                           Debris on Leased Property.  The Member and the Company agree that they will use their reasonable best efforts to ensure that Pinnacle Entertainment, Inc. and its Affiliates cease the deposit of waste and other debris onto the Leased Real Property and will cooperate with and assist Buyer in any efforts to negotiate the cessation of such deposits and the removal of any existing debris with Pinnacle Entertainment, Inc.

5.14                           Certain Payment Obligations of the Company.  Buyer hereby acknowledges and agrees that it shall be responsible for (i) payment of no more than $1,300,000 of the amount owed for prior services under Section 8.37 of that certain Design Services Agreement dated as of July 19, 2011 between the Company and Bergman Walls & Associates, Ltd.; provided that Buyer first receives a copy of an invoice, along with reasonable supporting detail, from Bergman Walls & Associates, Ltd. that indicates the amount that is owed; (ii) payment of the monthly option payment amount due under the Ground Lease Option prior to the Closing; provided that the Member shall be obligated to make the first such payment due after execution of this Agreement and Buyer shall be obligated to pay any subsequent monthly payments until the Closing or termination of this Agreement; and (iii) payment of no more than $100,000 of the amount outstanding under the ABMB Agreement; provided that Buyer first receives a copy of an invoice from ABMB Engineers, Inc., along with reasonable supporting detail, that indicates the amount that is owed.  Buyer acknowledges that the Purchase Price shall not be reduced to account for the payments referenced in this Section 5.14. Buyer, the Company and the Member hereby agree to cooperate to determine whether Buyer shall make such payments directly to the applicable third party or shall immediately reimburse the Company for such payments. Notwithstanding the foregoing, (i) nothing in this Section 5.14 shall be said to limit the Member’s indemnification obligations for a breach of or default under any agreements referenced in this Section 5.14, or for other liabilities under such agreements prior to the Closing; and (ii) the Member shall be liable for, and shall pay and discharge when due (or prior to or concurrently with the receipt of the Purchase Price proceeds from Buyer at the Closing), any and all liabilities of the Company, including but not limited to commitments and contingent liabilities under consulting agreements and agreements related to the proposed financing of the Casino, reflected on the Interim Financial Statements, whether material or immaterial, or any other Company liability, whether or not disclosed on the Schedules to Article II, incurred prior to the Closing Date, other than liabilities specifically assumed by Buyer pursuant to this Section 5.14 or liabilities arising from actions taken after the date of this Agreement related to the proposed development and construction of the Casino that have been pre-approved by Buyer.  Upon termination of this Agreement for any reason other than pursuant to Section 8.1(a)(vi), the

Member shall indemnify and hold harmless Buyer for the amount of any payments made by Buyer pursuant to this Section 5.14.

5.15                           Name Change.  Until ninety (90) days after the Closing, or such longer period until any necessary approvals from Gaming Authorities shall have been obtained, the Company shall have the non-exclusive, non-transferable license to use the “Creative” name.  Within such ninety (90)-day period (or no later than three business days after any necessary approvals from Gaming Authorities are obtained, if applicable), the Company shall execute, deliver and file such agreements, resolutions and other instruments as may be necessary or advisable, including Articles of Amendment, to change the name of the Company from “Creative Casinos of Louisiana, L.L.C.” to “Ameristar of Louisiana, L.L.C.” (or such other name that does not include “Creative” as may be selected by Buyer).  Buyer, the Company and their Affiliates shall not (a) use the “Creative Casinos” trademark in any manner after such name change and (b) shall not use any other Member Retained IP after the Closing.  Buyer and the Company (after Closing) shall use reasonable best efforts to obtain any necessary approvals from Gaming Authorities with respect to the name change contemplated by this Section 5.15.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS
OF BUYER TO EFFECT THE CLOSING

The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer as provided herein except as otherwise required by applicable Law:

6.1                                 Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of the Company or the Member contained in Sections 2.1(a) (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3 (Authority, Approvals, Enforceability and Consents), 2.4 (Financial Statements), 2.5 (Absence of Undisclosed Liabilities), 2.6(a)(i) (Absence of Certain Changes), 2.18 (Brokers), 2.19 (Title to Assets) 3.1 (Ownership of Membership Interests; Title), and 3.2 (Capacity, Enforceability and Consents) of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect or another similar materiality qualification shall be true and correct, and such representations and warranties of the Company or the Member that are not so qualified shall be true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).  Subject to the right to cure provided in Section 8.1(b), all of the other representations and warranties of the Company and the Member set forth herein shall be true and correct both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the obligations of the Company and the Member required by this Agreement to be performed by one or more of them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.  At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by an authorized officer or manager of the Member to the effect that the conditions set forth in the three preceding sentences have been satisfied.

6.2                                 Authorization; Consents.  All consents, amendments, approvals (including Gaming Approvals), findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations, extensions or filings with any Government Authority with jurisdiction in respect of the Gaming Laws (including the LGCB) or other Laws required or necessary in connection with the transactions contemplated by this Agreement and necessary for possession by the Company of the Leased Real Property (including, without limitation, consents, amendments or approvals required with respect to the consummation of the transactions contemplated by this Agreement under the (i) Construction Extension, (ii) the Statement of Conditions, (iii) the Lease Documents and (iv) the Development Agreement, in each case, as applicable, to allow for the Proposed Development Changes and the extension of the Ground Lease Option through September 22, 2012) shall have been obtained or made.  All other notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby and all other consents and waivers required to consummate the transactions contemplated hereby (other than consents and waivers that, if not obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect) shall have been made or obtained.  Buyer shall have received evidence satisfactory to it that all Liens (other than Permitted Liens) which encumber the Company’s leasehold interest in the Leased Real Property have been terminated (such evidence to include applicable UCC-3 termination statements, payoff letters and other documentation relating thereto).  The Company shall have exercised its right to extend the Option to Lease, dated January 24, 2012 among John Allen Henning, Virginia Jane Sartin Henning and the Company for an additional 180 days, prior to April 18, 2012 (the “Henning Lease Option”).

6.3                                 Injunction; Litigation; Legislation.  (a) No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, (b) no Claim shall have been instituted before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents, (c) none of the parties hereto or any of their Affiliates shall have received written notice from any Government Authority of (i) its intention to institute any Claim to restrain, enjoin or nullify this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or to commence any investigation into the consummation of the transactions contemplated hereby or thereby, or (ii) the actual commencement of such a Claim or investigation, (d) there shall not be any pending or threatened Claim by any Person which could reasonably be expected to limit or materially adversely affect Buyer’s ability effectively to exercise full rights of ownership of the Membership Interests, and (e) no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.

6.4                                 Delivery of Transaction Documents.  Buyer shall have received each of the documents listed in Section 1.3(a).

6.5                                 Releases.  Jefferies & Company, Inc., Morgan Stanley & Co. Incorporated, Rice, Voelker, LLC, Sankaty Advisors, LLC, Capital One, N.A., and Highfields Capital Management LP, or the applicable Affiliates of such entities, shall each have executed and delivered a release of claims they have against the Company under their respective Engagement and Commitment Letters or an equivalent amendment of their respective Engagement and Commitment Letters with the Member or the Company in a form satisfactory to Buyer in its reasonable discretion.  Additionally, the following parties, or their applicable Affiliates, as well as any other third party that is entitled to any fees or expenses of any kind whatsoever from the Company in connection with a proposed financing transaction relating to the Casino pursuant to Contracts entered into by the Company or the Member prior to the Closing (together the “Other Financing Agreements”) shall have executed and delivered a release of claims they have against the Company pursuant to the applicable Other Financing Agreement, or the Member shall have provided other written evidence of satisfaction of the Company’s obligations under such Other Financing Agreement in a form satisfactory to Buyer in its reasonable discretion: (i) Standard & Poor’s Ratings Services; (ii) Moody’s Investor Service; (iii) Wilmington Trust; (iv) Duane Morris LLP; and (v) Irell & Manella LLP.

6.6                                 Updated Financial Statements.  The Member shall have delivered to Buyer true, correct and complete copies of the unaudited unconsolidated balance sheet of the Company as of the most recent month’s end that has occurred at least five (5) business days prior to the Closing Date, and the unaudited unconsolidated statements of operations, member’s deficit and cash flows for the year to date period ended on such date, together with the notes thereto, which such financial statements shall be in the same detail and prepared on the same basis in all material respects as the Interim Financial Statements. Any Company liabilities, including but not limited to commitments and contingent liabilities under consulting agreements and agreements related to the proposed financing of the Casino, reflected on the Interim Financial Statements, and any other Company liabilities, whether or not disclosed on the Schedules to Article II, incurred prior to the Closing Date, other than liabilities specifically assumed by Buyer pursuant to Section 5.14 and liabilities arising from actions taken after the date of this Agreement related to the proposed development and construction of the Casino that have been pre-approved by Buyer, shall have been discharged by the Member to the reasonable satisfaction of Buyer.

6.7                                 Transfer of Affiliate Assets.  The Affiliate Assets shall have been transferred to the Company in accordance with Section 5.9 of this Agreement to the reasonable satisfaction of Buyer.

6.8                                 No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event or circumstance which has resulted, or which would reasonably be expected to result in, a Material Adverse Effect.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE
MEMBER TO EFFECT THE CLOSING

The obligations of the Member required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by the Member as provided herein except as otherwise required by applicable Law:

7.1                                 Representations and Warranties; Agreements.  The representations and warranties of Buyer set forth herein shall be true and correct both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or another similar qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.  Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.  At the Closing, the Member shall have received a certificate, dated the Closing Date and duly executed by an authorized officer of Buyer to the effect that the condition set forth in the preceding two sentences has been satisfied.

7.2                                 Authorization; Consents.  All consents, approvals, findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations or filings with any Government Authority with jurisdiction in respect of the Gaming Laws or other Laws required or necessary in connection with the transactions contemplated by this Agreement shall have been obtained and made and shall be in full force and effect;

7.3                                 Injunction; Litigation; Legislation.  (a) No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, (b) no Claim shall have been instituted before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents, (c) none of the parties hereto or any of their Affiliates shall have received written notice from any Government Authority of (i) its intention to institute any Claim to restrain, enjoin or nullify this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or to commence any investigation into the consummation of the transactions contemplated hereby or thereby, or (ii) the actual commencement of such a Claim or investigation, (d) there shall not be any pending or threatened Claim by any Person which could reasonably be expected to limit or materially adversely affect Buyer’s ability effectively to exercise full rights of ownership of the Membership Interests, and (e) no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.

7.4                                 Delivery of Transaction Documents.  The Member shall have received each of the documents listed in Section 1.3(b).

ARTICLE VIII

TERMINATION

8.1                                 Termination.

(a)                                  This Agreement may be terminated at any time prior to the Closing:

(i)                                     by mutual consent of Buyer and the Member;

(ii)                                  by Buyer or the Member, if the Closing shall not have taken place on or prior to September 22, 2012 (the “Termination Date”), or such later date as shall have been approved by the Buyer and the Member; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to (x) Buyer if the failure by Buyer to perform any covenant or obligation under this Agreement or the misrepresentation or breach by Buyer of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (y) the Member if the failure by the Member or the Company to perform any covenant or obligation under this Agreement or the misrepresentation or breach by the Member or the Company of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)                               by Buyer, if the LGCB does not grant the Construction Extension prior to March 17, 2012 or by the Member or Buyer if the LGCB or any other Gaming Authority has made a final non-appealable written determination that such Gaming Authority will not issue to Buyer all Gaming Approvals necessary to consummate the transactions contemplated hereby;

(iv)                              by Buyer or the Member if any court of competent jurisdiction in the United States or other Government Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document, and such order, decree, ruling or other action shall have become final and nonappealable;

(v)                                 by Buyer, if there has been any violation or breach by the Company or the Member of any representation, warranty, covenant or obligation of or by the Company or the Member contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer under Article VI impossible and such violation or breach has not been waived by Buyer; and

(vi)                              by the Member, if there has been a violation or breach by Buyer of any representation, warranty, covenant or obligation of or by Buyer contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Member impossible and such violation or breach has not been waived by the Member.

(b)                                 If Buyer or the Member shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other parties specifying the provision hereof pursuant to which such termination is made (“Termination Notice”); provided, however, that prior to the delivery by Buyer of a Termination Notice pursuant to Section 8.1(a)(v) on the grounds that there has been a violation or breach of one or more representations and warranties, Buyer shall have provided the Member written notice thereof of not less than 30 days to cure such violation or breach, other than with respect to a violation or breach of a representation and warranty which by its nature is incurable (other than as to its accuracy as of the date of this Agreement).

8.2                                 Effect of Termination.  Subject to Section 1.1(b) (which shall survive the termination of this Agreement), in the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Article VIII, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or shareholders; provided, however, that if this Agreement is terminated and abandoned because a party has defaulted under or breached this Agreement or any of its representations, warranties, covenants or obligations set forth in this Agreement, then any non-breaching party shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity, which rights to pursue such remedies, rights, powers and privileges shall be in addition to, and not a limitation of, such party’s rights under Section 1.1(b), Section 5.14 and Section 10.11.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1                                 Survival.  All representations, warranties, covenants and agreements contained in this Agreement or in any other Transaction Document shall survive (and not be affected in any respect by) the Closing, any investigation conducted by or on behalf of any party hereto and any information which any party may receive or have.  Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no Claim with respect thereto may be brought after, the 18-month anniversary of the Closing Date; provided, however, that: (a) the representations and warranties contained in Sections 2.1(a) (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a), (b), (c) and (d)(i) and (iii) - (v) (Authority, Approvals, Enforceability and Consents), 3.1 (Ownership of Membership Interests, Title), 3.2(a), (b), (c) and (d)(i) and (iii)-(v) (Capacity, Enforceability and Consents), 4.1 (Organization and Good Standing) and 4.2(a), (b), (c) and (d)(i) and (iii)-(v) (Authority, Approvals, Enforceability and Consents) and the indemnity obligations for the misrepresentation or breach of such representations and warranties shall survive indefinitely; and (b) the representations and warranties contained in Sections 2.7 (Taxes), 2.16 (Environmental Matters), 2.18 (Brokers), 3.4 (Brokers) and 4.4 (Brokers) and the indemnity obligations for the misrepresentation or breach of such representations and warranties shall survive until 60 days following the expiration of the applicable statutes of limitation.  The representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 9.1, and the liability of any party to this Agreement with respect thereto pursuant to this Article IX, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnifications is based prior to the expiration of the applicable survival period.

9.2                                 Indemnification.  The parties shall indemnify each other as set forth below:

(a)                                  The Member shall indemnify and hold harmless Buyer, its Affiliates (including from and after the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)                                     any misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Member and the Company contained in Article II of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Member or the Company in connection therewith at or in connection with the Closing, or any third party allegation or Claim based upon facts that, if true, would constitute such a misrepresentation or breach;

(ii)                                  (A) the breach by the Member of, or the failure by the Member to perform, any of its covenants or agreements contained in this Agreement to cause the Company to take or not take any action and (B) the breach by the Company of, or the failure by the Company to perform, any of its covenants or agreements contained in this Agreement;

(iii)                               any Transaction Expenses incurred by the Company;

(iv)                              any obligations or liabilities of the Company, including but not limited to commitments and contingent liabilities under consulting agreements and agreements related to the proposed financing of the Casino, reflected in the Interim Financial Statements and any other Company liabilities, whether or not disclosed on the Schedules to Article II, incurred prior to the Closing Date, other than liabilities specifically assumed by Buyer pursuant to Section 5.14 or liabilities arising from actions taken after the date of this Agreement related to the proposed development and construction of the Casino that have been pre-approved by Buyer.

(v)                                 any obligations or liabilities of the Member, its equity holders or its Affiliates (other than the Company) of any kind whatsoever, other than obligations related to the design, development, construction or operation of the Casino prior to the Closing specifically assumed by Buyer pursuant to the terms of this Agreement (and which such limitation shall in no way limit Member’s other indemnification obligations hereunder or create additional obligations of the Company or Buyer);

(vi)                              any obligations or liabilities of the Member, its equity holders or its Affiliates (including the Company) arising under the Employment Agreements, the Option Grant Agreements, or any Benefit Plans (including any COBRA liability arising from any Benefit Plan); or

(vii)                           the Engagement and Commitment Letters or the Other Financing Agreements;

provided, however, that other than for fraud or intentional misrepresentation or with respect to Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any misrepresentation or breach of any of the Specified Cap Representations, the cumulative aggregate indemnity obligation of the Member with respect to the matters referred to in this Section 9.2(a) and Section 9.2(b) shall in no event exceed the Purchase Price (the “Cap Amount”).

(b)                                 The Member shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)                                     any misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Member contained in Article III of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Member in connection therewith at or in connection with the Closing, or any Third Party Claim based upon facts that, if true, would constitute such a misrepresentation or breach); or

(ii)                                  the breach by the Member of, or the failure by the Member to perform, any of its covenants or agreements contained in this Agreement (other than covenants or agreements that require the Member to cause the Company to take or not take any action).

(c)                                  Buyer agrees that it shall indemnify and hold harmless the Member and its Representatives (collectively, the “Member Indemnified Parties”) from and against any Losses based upon, to the extent arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)                                     the misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of Buyer contained in Article IV of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by Buyer in connection therewith at or in connection with the Closing or any third party allegation or Claim based upon facts that, if true, would constitute such an misrepresentation or breach; and

(ii)                                  the breach by Buyer of, or the failure by Buyer to perform, any of its covenants or agreements contained in this Agreement.

9.3                                 Indemnification Procedures.

(a)                                  If any Buyer Indemnified Party, on the one hand, or any Member Indemnified Party, on the other hand (the “Indemnified Party”), has a Claim or receives actual notice of any Claim, or the commencement of any Claim that could give rise to an obligation on the part of the Member (or, prior to the Closing, the Company), on the one hand, or Buyer, on the other hand, other than a Third Party Claim, to provide indemnification (the “Indemnifying

Party”) pursuant to this Article IX, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party; provided, further, however, that during the ten (10)-Business Day period following delivery of an Indemnification Claim Notice, the Indemnifying Party and the Indemnified Party shall seek in good faith to resolve any differences they have with respect to the matters set forth in such Indemnification Claim Notice (and, after expiration of such period, the Indemnified Party shall be entitled to seek any remedies available to it).

(b)                                 Upon receipt by an Indemnified Party of actual notice of a Claim, or the commencement of any Claim, by a Third Party (a “Third Party Claim”) that does or could give rise to an obligation to provide indemnification pursuant to this Article IX, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such Third Party Claim.

(c)                                  Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the Claim in reasonable detail.  If the Indemnifying Party confirms in writing to the Indemnified Party within 15 days after receipt of a Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such 15-day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such Claim, the Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at the expense of the Indemnifying Party and by counsel selected by the Indemnifying Party, which counsel will be reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the agreement of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that:  (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its or his Affiliates; and (iv) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any such

Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such Indemnified Parties from all liability arising out of such Third Party Claim.

(d)                                 Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise):  (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect thereto; (iii) any Third Party Claim pursuant to Section 9.2(b)(i) after such time as the aggregate amount of the Losses of Buyer Indemnified Parties pursuant to such Third Party Claim and all prior Claims pursuant to Section 9.2(b)(i) are reasonably expected to exceed the Cap Amount; and (iv) any Third Party Claim relating to Taxes of the Company for periods after the Closing Date; provided, however, that with respect to any such Third Party Claim relating to Taxes, the Member may participate in the conduct thereof and Buyer shall not settle or compromise such Third Party Claim without the consent of the Member, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                                  If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle, adjust or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise).  In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

9.4                                 Recoupment; Set-Off.

(a)                                  If any Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in cash upon demand; provided, however, that a Buyer Indemnified Party may proceed against the Escrow Amount held under the Escrow Agreement in order to satisfy any such entitlement.

(b)                                 Buyer may, at its option (at any time and from time to time), reduce any amount owed by Buyer or one of its Affiliates to any Member Indemnified Party under this Agreement (whether pursuant to this Article IX or otherwise) or any other Transaction Document by all or part of any amount owed by any Member Indemnified Person to Buyer or one of its Affiliates under this Agreement (whether pursuant to this Article IX or otherwise) or any other Transaction Document.

(c)                                  Any payment made by the Member or Buyer pursuant to this Article IX will be deemed an adjustment to the Purchase Price.

9.5                                 No Contribution From the Company, Etc.  Notwithstanding anything in this Agreement to the contrary: (a) the Member acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Company as a result of any indemnification it is required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement or in any certificate, document or other instrument delivered in connection herewith (including, without limitation, any such breach or inaccuracy of a representation, warranty, covenant or other obligation of the Company); and (b) the Member hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against the Company under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or in any certificate, document or other instrument delivered in connection herewith.

9.6                                 Types of Damages.  In no event shall any party to this Agreement be entitled to recover or make a Claim under this Agreement for any amounts in respect of consequential, incidental or indirect damages, lost profits or any punitive or exemplary damages.

ARTICLE X

MISCELLANEOUS

10.1                           Expenses.  Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Transaction Expenses” ) whether or not the transactions contemplated hereby are consummated; provided, however, that the Member shall bear all of the Transaction Expenses of the Company.

10.2                           Certain Interpretative Matters.  The captions or Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.  As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive.  Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

10.3                           Notices.  All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If to the Member or (prior to the consummation of the Closing) the Company:

Creative Casinos, LLC

10801 W. Charleston Blvd., Suite 420

Las Vegas, Nevada 89135

Fax No.:  (702) 333-7001

E-mail Address:  dan@creativecasinos.com

Attention:  Daniel R. Lee

with a copy to

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Fax No.: (310) 203-7199

E-mail Address:  KMcGeehan@irell.com

Attention:  Kevin McGeehan

If to Buyer or (from and after the consummation of the Closing) the Company:

Ameristar Casinos, Inc.

16633 Ventura Boulevard, Suite 1050

Encino, California  91436

Fax No.:  (702) 733-8478

E-mail Address:  Peter.Walsh@ameristar.com

Attention:  Peter C. Walsh, Senior Vice President and General Counsel

with a copy to:

Hughes Hubbard & Reed LLP

350 South Grand Avenue, Suite 3600

Los Angeles, CA  90071-3442

Fax No.: (213) 613-2950

E-mail Address:  latty@hugheshubbard.com

Attention: Theodore H. Latty

10.4                           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article IX and Section 10.13 hereof shall inure to the benefit of the Indemnified Parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties (except that Buyer may assign, without the consent of any other party hereto, any or all of its rights and obligations under this Agreement (including its rights under covenants, representations, warranties and indemnities) and any other Transaction Document to (i) an Affiliate, (ii) any and all lenders or other financing sources to Buyer for collateral security purposes (any and all of whom may enforce their rights and remedies in connection with any such assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity), or (iii) any Person who acquires all or substantially all of the Company’s or Buyer’s properties or assets; provided that no such assignment shall relieve the Buyer from its obligations hereunder). Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

10.5                           Entire Agreement.  This Agreement, the Confidentiality Agreement and the other Transaction Documents (including the Schedules and Exhibits hereto and thereto) embodies the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto.  There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement and the other Transaction Documents.

10.6                           Modifications, Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company (prior to consummation of the Closing), Buyer and the Member.  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.7                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.7, provided that receipt of copies of such counterparts is confirmed.

10.8                           GOVERNING LAW.  THIS AGREEMENT AND (UNLESS EXPRESSLY SET FORTH THEREIN) EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

10.9                           Severability.  To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.  Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

10.10                     Submission to Jurisdiction; Waiver of Jury Trial.  Each party to this Agreement, for itself and its Affiliates, hereby irrevocably and unconditionally:

(a)                                  (i)  agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or (unless expressly set forth therein) any other Transaction Document may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement or any other Transaction Document shall be instituted, only in the courts of the State of Nevada located in Clark County, or the U.S. District Court for the District of Nevada located in Clark County (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by any other party and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b)                                 agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 10.10(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company, Buyer or the Member, as the case may be, at the addresses for notices pursuant to Section 10.3 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 10.10 shall affect the right of the Company, Buyer or the Member, as the case may be, to serve process in any other manner permitted by law;

(c)                                  (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 10.10(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d)                                 WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR (UNLESS EXPRESSLY SET FORTH THEREIN) ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)                                  to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or its property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement and (unless expressly set forth therein) the other Transaction Documents.

10.11                 Specific Performance.  Each of the parties hereto acknowledges that Buyer would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by the Company or the Member and, if applicable, their Affiliates in accordance with its terms and therefore, each of the Company and the Member agrees that Buyer shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

10.12                 No Presumption.  With regard to each and every term and condition of this Agreement and the other Transaction Documents, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

10.13                 No Third Party Beneficiary.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Section 9.2 (which is intended to and shall inure to the benefit of, and may be enforced by, each Buyer Indemnified Party or Member Indemnified Party, as the case may be), nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Without limitation of the right of any Indemnified Party directly to bring and to maintain an action pursuant to Section 9.2 hereof, Buyer may make any indemnification claim under, and may bring and maintain any action in respect of, Section 9.2 hereof on behalf of any Buyer Indemnified Party.

10.14                 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (other than the Company prior to the Closing as an Affiliate of the Member and the Member as an Affiliate of the Company), agent, attorney, consultant, representative or principal of Buyer, the Company or the Member or any of their Affiliates shall have any liability for any liabilities under this Agreement or any Transaction Document or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.

10.15                 Schedules.  The Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement.  The information contained in any Schedule shall be deemed to be incorporated by reference in other applicable Schedules if the applicability of such information to such other Schedules is reasonably apparent on its face.

[The next page is the signature page]

The parties hereto have caused this Membership Interests Purchase Agreement to be executed as of the date first written above.

CREATIVE CASINOS OF LOUISIANA, L.L.C., the Company

By:	/s/ Daniel R. Lee
	Name:	Daniel R. Lee
	Title:	Managing Member

CREATIVE CASINOS, LLC, the Member

By:	/s/ Daniel R. Lee
	Name:	Daniel R. Lee
	Title:	Managing Member

AMERISTAR CASINOS, INC., the Buyer

By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

S-1

EXHIBIT A

CERTAIN DEFINED TERMS

1.                                      For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“ABMB Agreement” means that certain Letter Proposal and related Consultant Agreement dated as of April 13, 2011 between the Member and ABMB Engineers, Inc. and subsequent work for Phase 3 (S3PSA Development), Phase 4 (Interchange Justification Study) and Phase 5 (Peer Review of Transcad Model).

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

“Associate” means, with respect to any Person:  (a) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of:  (i) any class or type of equity securities or other profits interest; or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Benefit Plans” shall mean (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all other employee benefit plans, arrangements and policies, including all stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plans, arrangements and policies, and (iii) all employment, consulting, retention, severance, or change-in-control agreements, whether or not written.

“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Agreements” means all Contracts to which the Company is a party or by which the Company or any of its properties may be bound or affected.

“Construction Extension”  means approval by LGCB of an extension of the “Commence Construction” date, as such term is defined in Section 13(c) of the Statement of Conditions (as amended on February 16, 2012) through at least July 20, 2012, on terms reasonably satisfactory to Buyer, which shall include approval of the Proposed Development Changes.

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral.

“Copyrights” means all copyrights and registrations and applications therefor and all other rights corresponding thereto, and mask works and registrations and applications therefor.

“Debt” means (a) all of the indebtedness for borrowed money of the Company, (b) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of the Company under acceptance, letter of credit or similar facilities or surety bonds, (e) all indebtedness of the type described in clauses (a) and (b) above guaranteed, directly or indirectly, in any manner by the Company, including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company, (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any obligations of the type described in clauses (a) through (e) above, and (h) all obligations of the Company for the deferred purchase price of property or services.  Without limitation of the foregoing, Debt shall include all fees, costs and other expenses incurred in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (h) above.

“Development Agreement” means that certain Cooperative Endeavor Development Agreement among the Company, Calcasieu Parish Police Jury and the City of Lake Charles, Louisiana executed on various dates by the parties thereto in August of 2011.

“Domain Names” means all Internet addresses and domain names.

“Employment Agreements” means the Employment Agreements currently in effect between the Member and, respectively, Daniel R. Lee, Kirk England, Lewis Fanger and Larry Lepinski.

“Environmental Laws” means all U.S., state and local statutes, codes, regulations, rules, ordinances, policies, decrees, guidelines, guidances, policies, orders or decisions, including the common law, arising out of or relating to:  (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property (whether or not owned, leased or used by the Company); .

“ERISA Affiliate” means an entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or 4001 of ERISA.

“Escrow Agent” means an escrow agent mutually agreed upon by the parties to serve as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into by the Member and Buyer at the Closing, which such agreement shall specify that the Escrow Amount shall be held in an escrow account for a period of eighteen months and shall provide for distribution of the Escrow Amount in a manner consistent with the terms of this Agreement.

“Escrow Amount” means $5,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the ownership, operation, management and development of the business of the Company.

“Gaming Authorities” means any Government Authority with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Louisiana Gaming Control Board.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the business of the Company, the Member, Buyer or any of their respective Affiliates.

“Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Ground Lease Option” means that certain Conditional Real Estate Lease Option Agreement between the Lake Charles Harbor & Terminal District and the Company executed by the Company on August 24, 2011 and by the Lake Charles Harbor & Terminal District on August 29, 2011, as amended on January 11, 2012 and extended on March 5, 2012.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law, or which poses or could pose a threat or nuisance to health or the environment.

“Insider” means the Member, any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Intellectual Property” means all intellectual property rights arising under the laws of any jurisdiction in which the Company currently is conducting business with respect to, arising from or associated with the following:  (i) Domain Names; (ii) Marks; (iii) Patents; (iv) Copyrights; (v) Trade Secrets; and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

“Knowledge” means, when used with respect to the Member, the actual knowledge of Daniel R. Lee, Kirk England, Lewis Fanger, or Larry Lepinski after due inquiry.

“Lake Charles Lease” means that certain Lease Agreement with respect to the property located at 410a E. College Street, Lake Charles, Louisiana, dated as of July 5, 2011, between the Member and Gregory Investments, LLC.

“Las Vegas Lease” means that certain Lease Agreement with respect to the property located at 10801 West Charleston, Suite 420, Las Vegas, Nevada, dated as of July 1, 2011 between the Member and Charleston Pavilion LLC.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Legal Expenses” means the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted Claim.

“LGCB” means the State of Louisiana Gaming Control Board.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

“Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities (whether asserted or unasserted, absolute or contingent) or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses); provided, however, that Losses shall be calculated on a Net After-Tax Basis.

“Marks” means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world.

“Material Adverse Effect” means any circumstance, state of facts or matters, change, event, occurrence, action or omission that could have or result in a material adverse effect on (i) the business, assets, liabilities, results of operation, operations, financial condition or prospects of the Company or (ii) the ability of the Company or the Member to perform their respective obligations under this Agreement or any other Transaction Document; provided, however, that legislative proposals for the legalization of gaming in Texas, proposals for the relocation of licenses in Louisiana, or similar changes to Louisiana gaming laws shall not be treated as giving rise to a Material Adverse Effect.

“Member Retained IP” means the intellectual property owned or licensed by the Member other than the intellectual property disclosed on Schedule 2.19, including the “Creative Casinos” trademark and certain domain names.

“Net After-Tax Basis” means, with respect to any calculation of any indemnification payment owed to any Indemnified Party, calculation thereof taking into account any Taxes actually owing by the Indemnified Party as a result of receipt or accrual of the indemnity payment (including as a result of any reduction in Tax benefits otherwise available) and any savings in Taxes actually realized by the Indemnified Party as a result of the indemnified liability.  In the event that a Tax liability is actually incurred or a savings in Taxes is actually realized by an Indemnified Party subsequent to the time that an indemnification payment is required to be paid, such liability or savings shall be taken into account (and payment with respect thereto shall be made by the appropriate party) only as and when such liability is incurred or savings are realized.

“Opening” shall mean the date of the opening of the Casino to the public for gaming activities in compliance with all applicable Laws, including but not limited to applicable Gaming Laws.

“Option Grant Agreements” means the Option Grant Agreements currently in effect between the Member and, respectively, Lewis Fanger, Larry Lepinski, Kirk England, John Durham and Sunee Muanjinda.

“Ordinary Course” means, with respect to an action taken by a Person:

(a)                                 such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)                                 such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)                                  consistent with the representations and warranties in Section 2.6(b).

“Patents” means all patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs.

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority, including any Gaming Authority, and all pending applications therefor.

“Permitted Liens” means all:

(a)                                 liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty;

(b)                                 the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement; and

(c)                                  all Liens (other than any Lien securing borrowed money or a guaranty of such borrowings or any other monetary Lien) shown on the Title Report, and such other minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the business that uses such property.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, company other form of business or legal entity or Government Authority.

“Proposed Development Changes” means the following changes proposed by Buyer to the development plan for the Casino currently proposed by the Member and the Company to the LGCB, other Government Authorities and the Lake Charles Harbor & Terminal District: (i) the minimum number of guest rooms in the hotel facilities shall be increased from 400 to 700 rooms, including at least 70 VIP suites (increased from 30); (ii) a minimum of 3,000 parking spaces shall be provided, not less than 1,000 (increased from 400) of which shall be in a parking garage and the balance of which shall be in surface parking lots; (iii) the elimination of the requirement for a 2,500-person capacity entertainment facility; (iv) such layout and aesthetic finish modifications as Buyer deems desirable that do not detract from the overall quality of the Casino project described or depicted in materials submitted or presented by the Member or the Company in support of the Casino project; and (v) the minimum investment in the Casino project shall be increased from $400,000,000 to not more than $500,000,000.

“Purchase Price” means $32,500,000 (inclusive of the Pre-Closing Deposit and the Escrow Amount).

“Real Properties” means all real properties and interests in real properties (including any leasehold interests, licenses, options or reversionary interests), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of any Person mean such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Agreement” means the Settlement Agreement dated as of April 22, 2011 between Lake Charles Harbor and Terminal District, PNK (Lake Charles), LLC, PNK (SCB), LLC, Pinnacle Entertainment, Inc., the Member, Creative Casinos, Inc. and the Company and the related Act of Exchange recorded in the Clerk of Court’s office for Calcasieu Parish, Louisiana on October 25, 2011 and each other document included in Folder 5.7.4 (PNK Settlement Agreement - Final Documents) of the Intralinks datasite maintained by the Company as of the date hereof.

“Specified Cap Representations” means Sections 2.1 (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a), (b), (c), and (d)(i) and (iii) - (v) (Authority, Approvals, Enforceability and Consents), 2.18 (Brokers), 3.1 (Ownership Interests), 3.2 (Capacity, Enforceability and Consents) and 3.4 (Brokers).

“Specified Member Employees” shall mean Kirk England and Larry Lepinski.

“Statement of Conditions” means the Statement of Conditions to Riverboat Gaming License of Creative Casinos of Louisiana, L.L.C. dated February 17, 2011, as amended on August 18, 2011, December 14, 2011 and February 16, 2012, issued by the LGCB.

“Subsidiary” means any Person more than 50% of the outstanding voting power of which is owned or controlled, directly or indirectly, by the Company.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes of any kind whatsoever, unclaimed property liabilities and other charges, duties or assessments of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority, and including any such taxes imposed upon third parties for which the Company has liability as an indemnitor or successor.

“Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Authority” means the IRS and any other domestic or foreign governmental entity responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local, and foreign tax returns of any kind whatsoever, including any declarations, statements, exhibits, reports, schedules, forms, and information returns and any amendments thereto.

“Third Party” means any Person other than the Company, the Member or Buyer or any of their respective Affiliates.

“Title Report” means the Preliminary Title Report labeled Agent’s File No. 195201952 (Creative Casinos), and delivered to the Buyer prior to the date hereof, provided to the Member by First American Title with respect to the Leased Real Property.

“Trade Secrets” means all know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Transaction Document” means this Agreement, the Escrow Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

“UCC” means the Uniform Commercial Code, as amended, and any successor thereto.

2.                                      The following terms are defined in the Sections indicated below.

Terms	Section

Acquisition Proposal	5.7
Affiliate Assets	2.19
Agreement	Preamble
Audited Financial Statements	2.4(a)
Balance Sheet Date	2.5
Buyer	Preamble
Buyer Indemnified Parties	9.2(a)
Cap Amount	9.2(a)
Casino	Recitals
Claims	2.8(a)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Balance Sheet	2.5
Company IP	2.10(a)
Confidentiality Agreement	5.1
Creative Financial Statements	2.4(b)
Engagement and Commitment Letters	2.18
ERISA	Exhibit A
FIRPTA Certificate	2.7(h)
Henning Lease Option	6.2
Indemnification Claim Notice	9.3(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Insider Transactions	2.15
Inspection	5.1
Interim Financial Statements	2.4(b)
Judgments	2.8(a)
Lease Documents	2.9(d)
Leased Real Property	2.9(b)
Member	Preamble
Member Indemnified Parties	9.2(c)
Membership Interests	Recitals
Other Financing Agreements	6.5
Post-Closing Tax Period	5.8(a)
Pre-Closing Deposit	1.1(b)
Pre-Closing Tax Period	5.8(a)
Property Tax Returns	5.8(a)
Property Taxes	5.8(a)
Termination Date	8.1(a)(ii)
Termination Notice	8.1(b)
Third Party Claim	9.3(b)

Third Party Indemnification Claim Notice	9.3(b)
Transaction Expenses	10.1